EXHIBIT 4.2
CARDIOVASCULAR SYSTEMS, INC.
INVESTOR’S RIGHTS AGREEMENT
July 19, 2006

-i-

CARDIOVASCULAR SYSTEMS, INC.
INVESTORS’ RIGHTS AGREEMENT
          THIS INVESTORS’ RIGHTS AGREEMENT is made as of the 19th day of July, 2006, by and between Cardiovascular Systems, Inc., a Minnesota corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an (“Investor”) and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a (“Stockholder”).
RECITALS
          WHEREAS, the Company and the Investors are each party to the Series A Convertible Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and
          WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive dividends, to receive certain information from the Company, and to participate in future equity offerings by the Company, and certain other matters as set forth in this Agreement;
          NOW, THEREFORE, the parties hereby agree as follows:
DEFINITIONS
As used in this Agreement, the following terms shall have the following respective meanings:
          “Agreement” shall mean this Investors’ Rights Agreement and all schedules and exhibits, if any, attached to this agreement, in each case as they may be supplemented, amended, restated or replaced from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement; and unless otherwise indicated, references to Sections, Schedules and Exhibits are to the specified Sections, Schedules and Exhibits, if any, of this agreement.
          “Board of Directors” shall mean the board of directors of the Company as constituted from time to time.
          “Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.
          “Common Stock” shall mean the Common Stock, no par value per share, of the Company, including the Common Stock issued or issuable upon conversion of the Series A Convertible Preferred Stock.
          “Easton” shall mean ECP and EHCP collectively.

          “Easton Director” shall mean the member of the Company’s board of directors that is designated by Easton pursuant to the Stockholders Agreement dated of even date herewith by and among certain holders of the Company’s Common Stock and the Investors.
          “ECP” shall mean Easton Capital Partners, LP.
          “EHCP” shall mean Easton Hunt Capital Partners, L.P.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “IPO” shall mean the consummation of the first firmly underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act.
          “Liquidation Event” shall mean: (i) a sale of substantially all of the assets of the Company; or (ii) a merger or consolidation of the Company in which the shareholders of the Company do not own a majority of the shares of the surviving entity, unless holders of at least two-thirds of the Series A Preferred Shares elect otherwise.
          “Maverick” shall mean Maverick Fund LDC, Maverick Fund USA, Ltd., and Maverick Fund II, Ltd., collectively.
          “Maverick Director” shall mean the member of the Company’s board of directors that is designated by Maverick pursuant to the Stockholders Agreement dated of even date herewith by and among certain holders of the Company’s Common Stock and the Investors.
          “Party” shall mean a party hereto from time to time.
          “Person” shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, unincorporated organization, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or other entity howsoever designated or constituted.
          “Qualified Public Offering” shall mean a fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of its Common Stock in which the minimum gross proceeds to the Company equal or exceed $40 million, in which the price per share of such Common Stock equals or exceeds $17.13 per share (such price subject to equitable adjustment in the event of any stock split, stock dividend, combination, reorganization, reclassification or other similar event).
          “register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement or statements or similar documents in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document by the Commission.
          “Requisite Period” shall mean, with respect to a firm commitment underwritten public offering, the period commencing on the effective date of the registration statement and ending on the date each underwriter has completed the distribution of all securities purchased by it, and, with respect to any other registration, the period commencing on the effective date of the registration statement and ending on the earlier of the date on which the sale of all Series A Registrable Securities covered thereby is completed or 180 days after such effective date.
          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statue, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the applicable time.
          “Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Shares, no par value per share.
          “Series A Registrable Securities” shall mean (i) all shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock held by the Series A Stockholders, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investor after the date hereof, (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Common Stock, Series A Preferred Stock, or stock issued upon conversion or exercise thereof, as the case may be; provided, however, that Series A Registrable Securities shall not include those securities (x) that have been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective registration statement, or (y) that have been transferred pursuant to Rule 144 under the Securities Act or any successors rule such that, after any such transfer referred to in this clause (y), such securities may be freely transferred without restriction under the Securities Act.
          “Series A Stockholders” shall mean the Persons identified on Schedule A and Schedule B as holders of Series A Registrable Securities and any other Persons that become holders of Series A Registrable Securities after the date hereof.
          “Ten-Percent Transferee” shall mean any Person to which any Investor transfers 10% or more of the Series A Preferred Stock then held by such Investor.
          1. Automatic and Demand Registration.
               (a) If the Company shall receive, at any time after the earlier of (i) four years after the date hereof and (ii) six (6) months after the Company’s IPO, a written request (the “Demand Notice”) from the holders of a majority of the Series A Registrable Securities then outstanding, including Easton and Maverick (the “Initiating Holders”) that the Company at its own expense file a registration statement under the Securities Act, on Form S-1 (or Form S-2, if available) covering the registration of the Series A Registrable Securities, then the Company shall comply with the requirements set forth in Section 1(b).
               (b) Within 10 days of receipt of any Demand Notice under Section 1(a), the Company shall give written notice (a “Company Notice”) to all holders of the Series A Registrable Securities from whom a Demand Notice has not been received and shall use its reasonable best efforts to register under the Securities Act, in accordance with the method of disposition specified in the Demand Notice, the number of the Series A Registrable Securities specified in the Demand Notice (and in all notices received by the Company from other holders within twenty (20) days after the giving of such Company Notice). In such event, the right of any holder of the Series A Registrable Securities to include its Series A Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Series A Registrable Securities in the underwriting to the extent provided herein. All holders of the Series A Registrable Securities proposing to distribute their securities through such underwriting (the “Offering Holders”) shall, together with the Company as provided by Section 5(j), enter into an underwriting agreement (in such form and containing such provisions as provided by Section 5(j) with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1, if the managing underwriter advises the Offering Holders in writing that in its opinion, marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of such Series A Registrable Securities that may be included in the underwriting shall be reduced pro rata as between the Offering Holders thereof based upon the number of Series A Registrable Securities owned by each such holder provided, however, that the number of shares of Series A Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
               (c) The Company shall be obligated to register Series A Registrable Securities pursuant to Section 1(b) on three occasions, provided that each such obligation shall be deemed satisfied only when a registration statement covering all Series A Registrable Securities specified in notices received as aforesaid, for sale in accordance with the method of disposition specified in the Demand Notice, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such Series A Registrable Securities shall have been sold pursuant thereto.
          2. Piggyback Registration.
               (a) If the Company at any time (other than pursuant to Sections 1 or 3) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4 and S-8 and any similar successor forms) (a “Piggyback Registration”), each such time it will give prompt written notice to such effect to all holders of outstanding Series A Registrable Securities at least thirty (30) days prior to such filing. Upon the written request of any holder of Series A Registrable Securities, received by the Company within twenty (20) days after the giving of any such notice by the Company, to register any of such holder’s Series A Registrable Securities, the Company will, subject to Section 2(b), cause all Series A Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Series A Registrable Securities so registered. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 2 without thereby incurring any liability to the holders of Series A Registrable Securities.
               (b) In the event that any Piggyback Registration shall be, in whole or in part, an underwritten public offering of Common Stock and the managing underwriter advises the holders of Series A Registrable Securities participating therein in writing that in their opinion marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of such Series A Registrable Securities that may be included in the underwriting shall be reduced pro rata as between the holders thereof based upon the number of Series A Registrable Securities owned by each such holder provided, however, that the number of shares of Series A Registrable Securities to be included in such underwriting shall not be reduced unless all other securities other than those to be issued by the Company are first entirely excluded from the underwriting.
          3. Registration on Form S-3. In addition to the rights under Section 2 hereof, if at any time:
(A)	a holder or holders of Series A Registrable Securities then outstanding request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Series A Registrable Securities held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000; and

(B)	the Company is a registrant entitled to use Form S-3 or any successor thereto to register such Series A Registrable Securities, then the Company shall use its reasonable best efforts to register under the Securities Act on Form S-3 or any successor thereto, in accordance with the method of disposition specified in such notice, the number of Series A Registrable Securities specified in such notice. Whenever the Company is required by this Section 3 to use its best efforts to effect the registration of Series A Registrable Securities, each of the procedures and requirements of Section 1 (including the requirement that the Company notify all holders of Series A Registrable Securities from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration. In addition, the Company shall have the right to delay the filing of the Form S-3 registration statement for a period not to exceed 120 days if the Board of Directors of the Company shall have determined, in good faith, that to so file the Form S-3 registration statement would be seriously detrimental to the Company and its stockholders, and the President of the Company has agreed and delivered to the holder(s) a certificate to such effect; provided, however, that the Company may not utilize this right more than once in any 12-month period; and provided further that the Company shall not register any securities for its own account or that of any other Stockholder during such 120 day period. The Company shall be obligated to register Series A Registrable Securities pursuant to this Section 3 on multiple occasions; provided, that such obligation shall be deemed satisfied on any occasion only when a registration statement covering all Series A Registrable Securities specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such Series A Registrable Securities shall have been sold pursuant thereto.
          4. Holdback Agreement.
               (a) In connection with the IPO, each holder of Series A Registrable Securities agrees, if so requested by the underwriter or underwriters, not to effect any public sale or distribution (including any sale pursuant to Rule 144 under the Securities Act) of any Series A Registrable Securities, and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case other than as part of such underwritten public offering), during the 180-day period, or such shorter period as the managing underwriter of such offering shall request, beginning on the effective date of such registration statement, provided that (i) such holder has received written notice of such registration at least 15 days prior to such effective date, (ii) with respect to any offering other than pursuant to a firm commitment underwriting, the underwriters continue to actively market the Series A Registrable Securities until the earlier of the end of such lock-up period and the closing with respect to the sale of all, or the final portion of, the Series A Registrable Securities offered by such holders and (iii) all officers and directors of the Company and all five percent (5%) or greater stockholders of the Company enter into similar agreements.
               (b) If any registration of Series A Registrable Securities shall be in connection with an underwritten public offering, the Company agrees (i) if requested by the underwriter or underwriters, not to effect any public sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than in connection with any employee stock option or other benefit plan which has been duly adopted by the Company and which provides for the distribution to employees who participate in the plan of equity securities of the Company or securities convertible or exchangeable or exercisable for equity securities of the Company, or in connection with a merger or acquisition approved by the Board of Directors of the Company) during the seven days prior to, and during the 180-day period, or such other period as the managing underwriter of such offering shall reasonably require, beginning on the effective date of such registration statement (except as part of such registration) and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed equity securities shall contain a provision under which holders of such securities agree to be bound by Section 4(a).
               (c) In order to enforce the covenants set forth in this Section 4, the Company may impose stop-transfer instructions with respect to the Series A Registrable Securities of each holder (and the shares of securities of every other Person subject to such restrictions) until the end of the applicable period.
               (d) Notwithstanding the foregoing, the obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or successor or similar forms which may be promulgated in the future, or a registration relating solely to Rule 145 transaction on Form S-4 or successor or similar forms which may be promulgated by the Commission in the future.
          5. Registration Procedures. If and whenever the Company is required by the provisions of Sections 1, 2 or 3 to use its best efforts to effect the registration of any Series A Registrable Securities under the Securities Act, the Company will, as soon as practical:
               (a) prepare and file with the Commission a registration statement with respect to such securities within 90 days after delivery of a Demand Notice under Section 1, or 45 days after delivery of a Demand Notice under Section 3, and use its best efforts to cause such registration statement to become effective not later than 90 days from the date of its filing and to remain effective for the Requisite Period; provided, however, that (i) the Requisite Period shall be extended for a period of time equal to the period the holder of Series A Registrable Securities refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Series A Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, the Requisite Period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Series A Registrable Securities are sold;
               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the Requisite Period and comply with the provisions of the Securities Act with respect to the disposition of all Series A Registrable Securities covered by such registration statement in accordance with the intended method of disposition set forth in such registration statement for such period;
               (c) furnish to each seller of Series A Registrable Securities and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such Persons reasonably may request in order to facilitate the intended disposition of the Series A Registrable Securities covered by such registration statement;
               (d) use its best efforts to (i) register or qualify the Series A Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Series A Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; (ii) prepare and file in those jurisdictions such amendments (including post effective amendments) and supplements, and take such other actions, as may be necessary to maintain such registration and qualification in effect at all times for the period of distribution contemplated thereby; and (iii) take such further action as may be necessary or advisable to enable the disposition of the Series A Registrable Securities in such jurisdictions, provided, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;
               (e) use its best efforts to list the Series A Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed, or, if the Common Stock is not then listed on a national securities exchange, use its best efforts to list and facilitate the reporting of the Common Stock on The Nasdaq Stock Market;
               (f) immediately notify each seller of Series A Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and promptly amend or supplement such registration statement to correct any such untrue statement or omission;

               (g) notify each seller of Series A Registrable Securities of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose and make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time;
               (h) permit a single firm of counsel designated as selling stockholders’ counsel by the Offering Holders to review the registration statement and all amendments and supplements thereto for a reasonable period of time prior to their filing (provided, however, that in no event shall the Company file any document in a form to which such counsel reasonably objects);
               (i) make generally available to its security holders as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a 12-month period beginning not later than the first day of the Company’s next fiscal quarter following the effective date of the registration statement;
               (j) if the offering is an underwritten offering, the Company will enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are usual and customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature, including customary holdback, indemnification and contribution provisions;
               (k) if the offering is an underwritten offering, at the request of any seller of Series A Registrable Securities, use its best efforts to furnish to such seller on the date that Series A Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) a copy of an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that such registration statement has become effective under the Securities Act and (A) that to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) that the registration statement, the related prospectus and each amendment or supplement thereof address the items of disclosure required by the applicable form of registration statement under the Securities Act (except that such counsel need not express any opinion as to the financial statements or other financial or statistical information contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters and (ii) a copy of a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

               (l) make available for inspection by each seller of Series A Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
               (m) provide a transfer agent and registrar, which may be a single entity, and provide a CUSIP number for all such Series A Registrable Securities, in each case not later than the effective date of the registration statement;
               (n) take all actions reasonably necessary to facilitate the timely preparation and delivery of certificates (not bearing any legend restricting the sale or transfer of such securities) representing the Series A Registrable Securities to be sold pursuant to the registration statement and to enable such certificates to be in such denominations and registered in such names as the Sellers or any underwriters may reasonably request;
               (o) take all other reasonable actions necessary to expedite and facilitate the registration of the Series A Registrable Securities pursuant to the registration statement;
               (p) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
               (q) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
          In connection with each registration hereunder, the sellers of Series A Registrable Securities will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

          6. Expenses. All expenses incurred by the Company in complying with Sections 1, 2 and 3, including all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one counsel for the sellers of Series A Registrable Securities, as a group, selected by them, but excluding any Selling Expenses, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Series A Registrable Securities are called “Selling Expenses.” The Company will pay all Registration Expenses in connection with each registration statement under Sections 1, 2 and 3. All Selling Expenses in connection with each registration statement under Sections 1, 2 or 3 shall be borne by the Holders of Series A Registrable Securities in proportion to the number of Series A Registrable Securities sold by each or as they may otherwise agree.
          7. Indemnification and Contribution.
               (a) In the event of a registration of any of the Series A Registrable Securities under the Securities Act pursuant to Sections 1, 2 or 3, the Company will indemnify and hold harmless each seller of such Series A Registrable Securities thereunder and the partners, members, officers, directors and stockholders of each such seller; any underwriter (as defined in the Securities Act), legal counsel and accountants for each such seller; and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act, from and against, and pay or reimburse them for, any losses, claims, reasonable expenses, damages or liabilities, joint or several, to which any of the aforementioned Persons may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Series A Registrable Securities were registered under the Securities Act pursuant to Sections 1, 2 or 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation of the Securities Act, the Exchange Act, any state securities or blue sky laws and specifically will reimburse each of the aforementioned Persons for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the Company will not be liable in any such case if and to the extent that any such loss, claim, expense, damage or liability arises out of or is based upon the Company’s reliance on an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, underwriter or controlling Person in writing specifically for use in such registration statement or prospectus; and provided further, that the Company shall not be liable to the extent that any such loss, claim, expense, damage or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission in such registration statement corrected in an amendment or supplement to the registration statement, such amendment or supplement was delivered to the indemnified party in sufficient quantities and a reasonable period of time prior to the closing of any offering and the indemnified party failed to deliver or failed to cause to be delivered such registration statement as so amended or supplemented to the Person asserting such loss, claim, expense, damage or liability.
               (b) In the event of a registration of any of the Series A Registrable Securities under the Securities Act pursuant to Sections 1, 2 or 3, each seller of such Series A Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each Person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company and any underwriter and any controlling Person of such underwriter from and against all losses, claims, reasonable expenses, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling Person may become subject under the Securities Act, Exchange Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon reliance on any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Series A Registrable Securities were registered under the Securities Act pursuant to Sections 1, 2 or 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, expense, damage, liability or action; provided, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, expense, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and provided, further, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, expense, damage or liability which is equal to the proportion that the public offering price of the Series A Registrable Securities sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Series A Registrable Securities covered by such registration statement. Notwithstanding the foregoing, the indemnity provided in this Section 7(b) shall not apply to amounts paid in settlement of any such loss, claim, expense, damage or liability if such settlement is effected without the consent of such seller.
               (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 7 and shall only relieve it from any liability which it may have to such indemnified party under this Section 7 if and to the extent the indemnifying party is materially prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to jointly with any other indemnifying party similarly notified, assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 7 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. In no event shall the indemnifying party be obligated to bear the expenses of more than one counsel for the indemnified party or parties, plus local counsel, if necessary, pursuant to the preceding sentence.
               (d) If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, expense, damage or liability referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, expense, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the untrue statement or alleged untrue statement or omission or alleged omission or violation or alleged violation that resulted in such loss, claim, expense, damage or liability as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement or omission or alleged omission or violation or alleged violation relates to information supplied or acts or omissions by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, omission or violation; provided further, that, in no event shall any contribution of a holder of Series A Registrable Securities under this Section 7 exceed the net proceeds from the offering received by such holder.
               (e) The obligations of the Parties under this Section 7 shall survive the completion of any offering of Series A Registrable Securities in a registration statement under Section 1, 2 or 3; provided that any such indemnification obligations shall not extend beyond the period proscribed by the applicable statute of limitations (and all extensions thereof) with respect to such action or claim; and provided further, that if notice is given under this Section 7 with respect to any matter entitling a party to indemnification hereunder prior to the applicable expiration date, such indemnification obligation shall continue indefinitely in respect of the applicable claim until it is finally resolved.
          8. Changes in Capital Stock. If, and as often as, there is any change in the capital stock of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the capital stock as so changed.

          9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Series A Registrable Securities to the public without registration, or pursuant to a registration on Form S-3, the Company shall at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:
               (a) make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;
               (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
               (c) furnish to each holder of Series A Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Series A Registrable Securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
          10. Representations and Warranties of the Company. The Company represents and warrants to the other Parties as follows:
               (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the charter or By-laws of the Company or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or its subsidiaries.
               (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies and except for the indemnification provisions contained herein as limited by applicable federal or state securities laws.
          11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and assigns, including transferee of any Series A Registrable Securities, to the extent such transfer is to a Ten-Percent Transferee and or any partner or affiliate of an Investor or of any Ten-Percent Transferee. Without limiting the generality of the foregoing, all covenants and agreements of holders of Series A Registrable Securities shall bind any and all subsequent holders of their Series A Registrable Securities, and the Company shall not transfer on its records any such Series A Registrable Securities unless the transferor shall have first delivered to the Company (in a form acceptable to the Company) the written agreement of the transferee to become a Party to this Agreement as a holder of Series A Registrable Securities.
          12. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Series A Registrable Securities then outstanding, including Easton and Maverick, enter into any agreement with any holder or prospective holder of any securities of the Company which would grant to such holder or prospective holder the right, except to employees of the Company with respect to registrations on Form S-8 (or any successor forms thereto), to request the Company to register or include in any registration any securities of the Company.
          13. Information Rights. So long as any Investor holds at least 350,000 shares of Series A Convertible Preferred Stock (appropriately adjusted to reflect the occurrence of any event that results in an adjustment of the conversion price of the Series A Convertible Preferred Stock) or an equivalent amount in Common Shares, the Corporation shall deliver to each such Investor: (i) preliminary annual financial statements within 90 days after each fiscal year end and audited annual financial statements within 120 days after each fiscal year end; (ii) unaudited quarterly financial statements within 30 days after quarter end; (iii) on a monthly basis, a standard reporting package for the Company’s activities for the prior month within 30 days from the end of such corresponding month; (iv) within 30 days after the end of each quarter, a one (1) page progress report in bullet point form from the Company’s CEO outlining the status of the Company’s research, development, sales marketing and other relevant operating activities; and (v) an annual budget, no less than 30 days prior to the end of each fiscal year.
          14. Auditing Firm. At any time during which the Investors continue to own, in the aggregate, 5% (five percent) of the originally issued Series A Preferred Stock, the audit of the Corporation’s books and records shall be performed by a “big four” accounting firm or a regional firm acceptable to the two Series A Directors.
          15. Special Actions.
               (a) At any time during which the Investors continue to own, in the aggregate, 20% (twenty percent) of the originally issued Series A Preferred Stock, consent of a majority of the Board of Directors (including at least one (1) of the directors appointed by the Investors) shall be obtained prior to the Company’s taking any of the following actions: (i) increasing the compensation of the Company’s Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any vice president of the Company; (ii) making any additions, terminations, promotions or demotions, to the management team; (iii) adopting or amend any stock option or equity incentive plan; (iv) granting any stock, stock option, or equity incentive to any officer, employee, director or consultant to the Company; (v) incur any indebtedness in excess of $250,000; (vi) loan money to or own stock in any subsidiary or other entity unless wholly-owned by the Company; (vii) enter into transactions, other than in the ordinary course of business, with directors, officers, employees or consultants of the company; (viii) guarantee the obligations or liabilities of any person; or (ix) make any investment other than investments in prime commercial paper, money market funds or certificates of deposit, in each case having a maturity not in excess of two years.
               (b) Prior to the submission to the Board of Directors, any actions detailed in 15(a)(i) - (iv) above, the consent of a majority of the members of the Compensation Committee, including the Easton Director shall be received.
          16. Compensation Committee. Until such time as the Company effects a Qualified Public Offering, one member of the Compensation Committee shall be the Easton Director.
          17. Enforcement.
               (a) Remedies. If a Party shall default (and shall not have cured such default within any applicable cure periods provided for herein) in any of its obligations under this Agreement or if any representation or warranty made by the Company in this Agreement shall be untrue or misleading as of the date it was made, any aggrieved Party may proceed to protect and enforce its rights in accordance with Section 17(b), whether for the specific performance of any provision contained in this Agreement or for an injunction or restraining order against the breach of any such provision or for monetary damages in furtherance of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right of such Party or to take any one or more of such actions.
               (b) Disputes. The Parties hereby consent and agree that the State or Federal Courts located in New York County, City of New York, New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between the Parties pertaining to this Agreement or to any matter arising out of or relating to this Agreement, provided, that the Parties acknowledge that any appeals from those courts may have to be heard by a court located outside of New York County, City of New York, New York. The Parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, waives any objection which they may have based on lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by such court.
               (c) Waiver of Jury Trial. The Parties desire that disputes arising hereunder or relating hereto be resolved by a judge applying such applicable laws. Therefore, the Parties hereto waive all right to trial by jury in any action, suit or proceeding brought to resolve any dispute, whether sounding in contract, tort, or otherwise among the Parties arising out of, connected with, related to, or incidental to the relationship established in connection with, this Agreement.
               (d) Remedies Cumulative; Waiver. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to any Party. No express or implied waiver by any Party of any default shall be a waiver of any future or subsequent default. The failure or delay of any Party in exercising any rights granted it hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by any Party shall not exhaust the same or constitute a waiver of any other right provided herein.

          18. Miscellaneous.
               (a) Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Unless otherwise expressly provided, the words “include”, “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the provisions hereof.
               (b) All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed (i) if to the Company, at 651 Campus Drive, New Brighton, MN 55112, Attention: Dr. Michael Kallok, Ph.D. Facsimile number 651 259-1696 and (ii) if to any holder of Series A Registrable Securities, to it at such address as may have been furnished to the Company in writing by such holder; or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Series A Registrable Securities) or to the holders of Series A Registrable Securities (in the case of the Company) in accordance with the provisions of this Section.
               (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be wholly-performed in such State.
               (d) This Agreement may be amended at any time and from time to time, in whole or in part by (i) the board of directors of the Company and (ii) the holders of at least 66 2/3% of the combined voting power of the outstanding shares of Series A Preferred Stock and any Common Stock issued upon conversion of the Series A Preferred Stock, including Easton.
               (e) This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart.
               (f) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, the Parties shall negotiate in good faith to duly amend this Agreement be replacing such illegal, invalid or unenforceable provision with a legal, valid and enforceable provision, the economic effect of which comes as close as possible to that of such illegal, invalid or unenforceable provision.
[next page is the signature page]

     IN WITNESS WHEREOF, the parties hereto have caused this Investor’s Rights Agreement to be executed as an instrument under seal as of the date first above written.

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Michael J. Kallok
	Name:	Michael J. Kallok, Ph.D.
	Title:	Chief Executive Officer

     IN WITNESS WHEREOF, the parties hereto have caused this Investor’s Rights Agreement to be executed as an instrument under seal as of the date first above written.

EASTON HUNT CAPITAL PARTNERS, L.P.

By:	EHC GP, L.P. its General Partner
By:	EHC GP, Inc., its General Partner

By:	/s/ Charles B. Hughes
Name: Charles B. Hughes
Title: Vice President

EASTON CAPITAL PARTNERS, LP

By:	ECP GP, LLC
By:	ECP GP, Inc., its Manager

By:	/s/ Charles B. Hughes
Name: Charles B. Hughes
Title: Vice President

     IN WITNESS WHEREOF, the parties hereto have caused this Investor’s Rights Agreement to be executed as an instrument under seal as of the date first above written.

MAVERICK FUND, L.D.C.

By:	Maverick Capital, Ltd.
Investment Advisor for Each Fund

By:	/s/ John T. McCafferty Name: John T. McCafferty
Title: Limited Partner & General Counsel

MAVERICK FUND USA, LTD.

By:	Maverick Capital, Ltd.
Investment Advisor for Each Fund

By:	/s/ John T. McCafferty Name: John T. McCafferty
Title: Limited Partner & General Counsel

MAVERICK FUND II, LTD.

By:	Maverick Capital, Ltd.
Investment Advisor for Each Fund

By:	/s/ John T. McCafferty Name: John T. McCafferty
Title: Limited Partner & General Counsel

     IN WITNESS WHEREOF, the parties hereto have caused this Investor’s Rights Agreement to be executed as an instrument under seal as of the date first above written.

MITSUI & CO. VENTURE PARTNERS II, L.P.

By:	Mitsui & Co. Venture Partners, Inc.
Its General Partner

By:	/s/ Koichi Ando

Name: Koichi Ando
Title: President & CEO

     IN WITNESS WHEREOF, the parties hereto have caused this Investor’s Rights Agreement to be executed as an instrument under seal as of the date first above written.

GDN HOLDINGS LLC

By:	/s/ John Flottmeier

Name: John Flottmeier
Title: Attorney-in-fact for Glen D.
Nelson, Governor and Chief
Managing Member

CURTIS L. CARLSON FAMILY FOUNDATION

By:	/s/ John Flottmeier

Name: John Flottmeier
Title: Authorized Agent

CONVERTIBLE NOTE HOLDERS

By:	/s/ Michael J. Kallok

Name: Michael J. Kallok, Ph.D.
Title: Attorney-in-fact for convertible
note holders set forth on
Schedule A

Schedule A
Investors

	Series A	Series A	Aggregate
	Preferred	Preferred	Purchase
Name of Investor	Shares	Warrant	Price
Easton Hunt Capital Partners, L.P.	612,960	87,040	$3,500,000.00
Easton Hunt Partners, LP	612,960	87,040	$3,500,000.00
Maverick Fund, L.D.C.	770,212	109,370	$4,397,910.52
Maverick Fund USA, Ltd.	310,952	44,155	$1,775,535.92
Maverick Fund II, Ltd.	670,149	95,161	$3,826,550.79
Mitsui & Co. Venture Partners II, L.P.	675,148	95,871	$3,855,095.96

Total	3,652,381	518,637	$20,855,093.19

Schedule B
Stockholders

	Series A	Series A	Aggregate
	Preferred	Preferred	Purchase
Name of Stockholders	Shares	Warrant	Price
Leonard Samuels and Leah Kaplan-Samuels JTWROS	35,805	5,084	$204,444.44
Jeffrey Reiss	7,226	1,026	$41,262.22
Eric L. Reynolds	5,420	770	$30,946.67
Gary M. Petrucci (to be held by Piper Jaffray as Cust FBO Gary M. Petrucci)	36,124	5,130	$206,266.67
Robert J. Foster	17,890	2,540	$102,157.77
Michael J. Murray Investments, LLC	15,443	2,193	$88,181.43
Christopher D. Yost	4,507	640	$25,733.33
Loyal M. Peterman, Jr.	20,564	2,920	$117,422.98
Dave B. Radovich	7,203	1,023	$41,128.89
Daryl L. Peterman	1,027	146	$5,863.54
Michael J. Antonello	35,937	5,103	$205,200.00
David Brink	10,260	1,457	$58,584.60
Thomas Kelleher	20,444	2,903	$116,737.78
Pearson M. Grieve	8,949	1,271	$51,100.00
Jay M. Ovsak (to be held by Millennium Trust Co. as Cust FBO Jay M. Ovsak)	4,478	636	$25,572.22
Gerald E. Bowers (to be held by Piper Jaffray as Cust FBO Gerald E. Bowers)	8,947	1,270	$51,088.89
Michael D. Aafedt (to be held by Piper Jaffray as Cust FBO Michael D. Aafedt)	4,473	635	$25,538.89
Paul W. Schaffer	10,216	1,451	$58,330.82
Larry Brandt and Judy Brandt JTWROS	8,943	1,270	$51,066.67
James R. Gray (to be held by Piper Jaffray as Cust FBO James R. Gray)	3,064	435	$17,495.44
Patrick J. Toutant (to be held by Piper Jaffray as Cust FBO Patrick J. Toutant)	15,320	2,175	$87,477.20
CSI Investment, LLC	16,402	2,329	$93,654.15
Morgan Schlief	3,569	507	$20,377.78

	Series A	Series A	Aggregate
	Preferred	Preferred	Purchase
Name of Stockholders	Shares	Warrant	Price
Robert K. McCrea, Jr. (to be held by Piper Jaffray as Cust FBO Robert K. McCrea, Jr.)	5,351	760	$30,553.33
Michael Adrian	8,943	1,270	$51,066.67
Michael Barish	44,474	6,315	$253,944.44
Cardio Partners, LLC	50,722	7,203	$289,623.89
H. Leigh Severance	22,208	3,154	$126,805.56
H. Leigh Severance, Trustee, H. L. Severance, Inc. Profit Sharing Plan and Trust	13,325	1,892	$76,083.33
H. Leigh Severance, Trustee, H. L. Severance, Inc. Pension Plan and Trust	8,883	1,261	$50,722.22
TMP, LLLP	53,217	7,557	$303,866.67
Andrew J. Iseman and Shelly D. Iseman JTWROS	17,657	2,507	$100,822.22
Polly McCrea	5,297	752	$30,246.67
Steven J. Healy	8,815	1,252	$50,333.33
David W. Smith Investments, LLC	5,281	750	$30,153.33
Christopher J. Wagner (to be held by Piper Jaffray as Cust FBO Christopher J. Wagner SEP IRA)	4,387	623	$25,050.00
GDN Holdings LLC	131,349	18,652	$750,000.00
Curtis L. Carlson Family Foundation	43,783	6,217	$250,000.00

Total	725,903	103,079	$4,144,904.04